FOR MORE INFORMATION:  Michael R. Cox
Phone 765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Revises Impairment Loss, Files amended 10Q for Third Quarter Fiscal 2006, and Receives Notice of Delisting from Nasdaq

WEST LAFAYETTE, Ind., August 29, 2006 — Bioanalytical Systems, Inc. (Nasdaq:BASI) today reported that it had revised its estimate of its impairment loss on its clinical research unit and filed an amended quarterly report on Form 10-Q reflecting adjustments made in connection with the completion of the review of the Company's financial statements by the Company's independent accountant.

The Company recorded an amended impairment loss of $1.1 million and a related tax benefit of $385,000, compared to an originally reported impairment loss of $968,000 with a tax benefit of $251,000. Net loss for the quarter was revised to $1,756,000 ($0.36 per share) from $1,675,000 ($0.34 per share). The loss for the nine months ended June 30, 2006 was revised to $1,934,000 ($0.40 per share) from $1,853,000 ($0.38 per share). All other reported operating results remained the same.

The Company also announced that it had received a Nasdaq Staff Determination letter on August 23, 2006 indicating that the Company failed to comply with filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14) because it had not timely filed its quarterly report on Form 10-Q for the period ended June 30, 2006 in accordance with SEC and NASDAQ requirements, and that the Company's securities were subject to delisting as a result. The Company announced that it had today filed a revised 10-Q in connection with the completion of its independent accountant's review. The Company believes it is now in compliance with Nasdaq requirements and is awaiting confirmation from Nasdaq.

A revised statement of operations for the three and nine months ended June 30, 2006 is attached.

Bioanalytical Systems, Inc. is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies. BASi focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

PLEASE SEE FOLLOWING PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS

Bioanalytical Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005

Service revenue	$7,956	$9,078	$25,548	$23,910
Product revenue	2,082	2,226	6,751	6,226
Total revenue	10,038	11,304	32,299	30,136

Cost of service revenue	6,343	5,434	18,965	16,570
Cost of product revenue	1,165	844	2,725	2,352
Total cost of revenue	7,508	6,278	21,690	18,922

Gross profit	2,530	5,026	10,609	11,214

Operating expenses:
Selling	625	718	2,038	1,919
Research and development	350	261	989	653
General and administrative	3,966	3,115	9,737	7,781
Total operating expenses	4,941	4,094	12,763	10,353

Operating income	(2,411)	932	(2,155)	861

Interest income	2	2	6	7
Interest expense	(272)	(250)	(780)	(782)
Other income	—	78	—	56
Gain on sale of property and equipment	—	34	—	21

Income (loss) before income taxes	(2,681)	796	(2,929)	163

Income taxes	(925)	(440)	(995)	(300)
Net income (loss)	$(1,756)	$356	$(1,934)	$(137)

Net income (loss) per share:
Basic	$(0.36)	$0.07	$(0.40)	$(0.03)
Diluted	$(0.36)	$0.07	$(0.40)	$(0.03)

Weighted common and common equivalent
shares outstanding:
Basic	4,892	4,871	4,879	4,870
Diluted	4,892	5,020	4,879	4,870